EXHIBIT 99.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           MARINE PRODUCTS CORPORATION


     MARINE PRODUCTS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: The name of the Corporation is Marine Products Corporation (the "Corporation").

     SECOND: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted approving an amendment to the Corporation's
Certificate of Incorporation to increase the number of authorized shares of capital stock to seventy-five million shares (75,000,000) (the "Amendment") to the Certificate of Incorporation and recommending that such increase be submitted to the stockholders of the Corporation, accompanied by the recommendation of the Board of Directors that it be approved.

     THIRD: That thereafter, pursuant to the resolution of its Board of Directors, a regular meeting of the Stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

     FOURTH: The Certificate of Incorporation of the Corporation is hereby amended by deleting the existing Article Fourth, Subpart A, in its entirety and substituting in lieu thereof a new Article Fourth, Subpart A, which shall be and read as follows:

          "FOURTH:

          A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is seventy-five million (75,000,000), consisting of seventy-four million (74,000,000) shares of Common Stock, par value ten cents ($.10) per share (the "Common Stock"), and one million (1,000,000) shares of Preferred Stock, par value ten cents ($.10) per share (the "Preferred Stock")."

     FIFTH: The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     Executed on the 8th day of June, 2005.


                                           /s/ Linda H. Graham
                                           ------------------------------------
                                           By:     Linda H. Graham
                                           Title:  Secretary of the Corporation